                                                                      EXHIBIT 12

                              ROHM AND HAAS COMPANY
                                AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (MILLIONS OF DOLLARS)


                          SIX MONTHS
                             ENDED
                           JUNE 30,                                YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------------------------
                             1996             1995             1994            1993             1992             1991
                             ----             ----             ----            ----             ----             ----

Earnings before income
     taxes                   $294             $441             $407             $194             $261             $240
Fixed charges                  37               84               82               79               83               79
Capitalized interest
     adjustment                (2)              (5)              (2)              (7)              (3)              (6)
Undistributed earnings
     adjustment                 8               (3)              (2)               6                2               (2)
                             ----             ----             ----             ----             ----             ----

          Earnings           $337             $517             $485             $272             $343             $311
                             ----             ----             ----             ----             ----             ----

Ratio of earnings to
     fixed charges            9.1              6.2              5.9              3.4              4.1              3.9
                             ----             ----             ----             ----             ----             ----



Note: Earnings consist of earnings before income taxes and fixed charges after eliminating undistributed earnings (losses) of affiliates and capitalized interest net of amortization of previously capitalized interest. Fixed charges consist of interest expense, including capitalized interest, and amortization of debt discount and expense on all indebtedness, plus one-third of rent expense deemed to represent an interest factor.